EXHIBIT 10.1

SOMERA COMMUNICATIONS, INC.

C. STEPHEN CORDIAL TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) dated and effective as of September 14, 2004 (the “Effective Date”) is made by and between Somera Communications, Inc. (the “Company”), and C. Stephen Cordial (“Executive”).

WHEREAS, Executive is employed by the Company as its Chief Financial Officer;

WHEREAS, Executive and Company are parties to the Amended and Restated C. Stephen Cordial Employment Agreement entered into as of April 2, 2004 (the “Employment Agreement”);

WHEREAS, Executive is resigning from his position effective as of December 31, 2004, and

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as “the Parties”) hereby agree as follows:

1. Termination of Employment. Executive hereby resigns his employment effective December 31, 2004 (the “Termination Date”). Except as required by COBRA and similar laws, Executive shall not be eligible to participate in the Company’s employee and fringe benefit plans once his employment terminates.

2. Transition Period. Executive agrees that, during the period commencing on the Effective Date and ending on the Termination Date (the “Transition Period”), he will use his best efforts to fulfill his duties and responsibilities as Chief Financial Officer as set forth in Section 1(b) of the Employment Agreement until such time as the Company’s Board of Directors or President and Chief Executive Officer otherwise provide. During the Transition Period, Executive’s duties shall include: (i) completion of any and all procedures, processes, testing, and other steps required to successfully implement Section 404 (“Section 404”) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) prior to the Termination Date or such earlier date as required to successfully implement Section 404, including but not limited to the preparation of: a statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting for the Company; management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of the end of the Company’s most recent fiscal year; a statement identifying the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting; and a statement that the registered public accounting firm that audited the Company’s financial statements included in the Company’s annual report has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting, (ii) ensuring that the attestation report required by Section 404 is properly prepared by the Company’s registered public accounting firm as part of the annual report and taking such actions as are necessary to ensure that such report does not reflect any “material weakness” or other qualifications indicating the Company’s non-compliance with Section 404 prior to the Termination Date or such earlier date as required to successfully implement Section 404 (except as such qualifications are the direct result of other Company employees’ failure to enforce required Company policies), (iii) training a replacement Company Chief Financial Officer and transferring such duties to the Company’s other finance personnel, including the Company’s newly appointed Controller, as may be specified by the Company’s President and Chief Executive Officer from time to time, on and after the date such individuals are hired by the Company, (iv) providing and assisting in providing SEC public filing certifications pursuant to the Sarbanes-Oxley Act (including certifying the Company’s 10-Q for the Company’s third quarter 2004 and reviewing and advising the Company’s principal financial officer with respect to such officer’s certification of the Company’s 10-K for the Company’s fiscal 2004), (v) supporting the vision and strategic direction set forth by the Company’s President and Chief Executive Officer, (vi) assisting and supporting in the transfer of the Company’s accounting and IT functions as well as certain other Company functions to the Company’s Texas facility, (vii) assisting and supporting the Company’s President and Chief Executive Officer’s plan to design a cost/expense reduction program to assist in developing the Company’s 2005 business plan, and (viii) such other assignments and responsibilities as are reasonably assigned to him by the Company’s Board of Directors or President and Chief Executive Officer.

3. Severance Benefits.

(a) Severance Benefits.

(i) Prior to Termination Date. If prior to the Termination Date, Executive’s employment with the Company terminates due to a Constructive Termination or is involuntarily terminated by the Company other than for Cause (“Early Termination”), then, subject to Executive executing and not revoking a standard release of claims in favor of the Company (the “Release”) and not breaching the provisions of Section 10 of the Employment Agreement, (1) Executive shall be entitled to receive continued payments at a rate equal to Executive’s current salary rate, for a period commencing on the date of Early Termination and ending on the date that is twelve (12) months from the date of Early Termination, to be paid periodically, less applicable withholding, in accordance with the Company’s standard payroll practices, and (2) the Company shall waive the cost for the Executive to continue Executive’s group medical coverage (including Executive’s group dental and vision coverage but only to the extent that Executive is enrolled in such coverage prior to the Termination Date) with the Company should Executive decide to exercise Executive’s right to do so in accordance with Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”). Such waiver of cost shall cease upon the earlier of twelve (12) months from the effective date of such coverage or the date on which the Executive obtains equivalent coverage elsewhere.

(ii) After Termination Date. If Executive remains employed by the Company through the Termination Date, then, subject to Executive executing and not revoking the Release and not breaching the provisions of Section 10 of the Employment Agreement, (1) Executive shall entitled to receive continued payments at a rate equal to Executive’s current salary rate, for a period commencing on the January 1, 2005 and ending on December 31, 2005, to be paid periodically, less applicable withholding, in accordance with the Company’s standard payroll practices, and (2) the Company shall waive the cost for the Executive to continue Executive’s group medical coverage (including Executive’s group dental and vision coverage but only to the extent that

Executive is enrolled in such coverage prior to the Termination Date) with the Company should Executive decide to exercise Executive’s right to do so in accordance with COBRA. Such waiver of cost shall cease upon the earlier of twelve (12) months from the effective date of such coverage or the date on which the Executive obtains equivalent coverage elsewhere.

(b) Additional Benefits. At such time as, in the reasonable opinion of the Audit Committee of the Board, Executive successfully completes all of the duties outlined in Section 2 hereof and so long as such duties are timely completed by March 31, 2005 or such earlier time as may be provided in Section 2 herein, then on March 31, 2005, and subject to Executive executing and not revoking the Release and not breaching the provisions of Section 10 of the Employment Agreement, and in addition to the amounts otherwise specified in Section 3(a) above, Executive shall entitled to receive one (1) payment in the amount of seventy-five thousand dollars ($75,000.00), less applicable withholding, in accordance with the Company’s standard payroll practices.

4. Stock Option. The Company shall recommend to the Human Resources Committee of the Board that Executive be granted a stock option at the next Human Resources Committee meeting, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), an “incentive stock option” (as defined in Section 422 of the Code), to purchase 50,000 shares of the Company’s Common Stock at an exercise price equal to the price per share of the Company’s Common Stock as listed on the Nasdaq National Market on the date of grant as determined by the Board (the “Option”). The Option will vest as to 100% of the shares subject to the Option four (4) years after the date of grant subject to Executive’s continued employment by the Company through such date; provided, however, that, the Option will vest as to 100% of the shares subject to the Option on the Termination Date, but only in the event that in the reasonable opinion of the Audit Committee of the Board all of the following Section 404 compliance Company objectives have been completed by December 31, 2004: (a) updating required Section 404 process documentation (the “Process Documentation”) in compliance with Section 404, (b) validating and “walking through” the Process Documentation in compliance with Section 404, (c) testing processes as provided in the Process Documentation in compliance with Section 404, (d) remediating any and all gaps related to significant controls identified in the testing process, (e) facilitating PricewaterhouseCoopers’ (“PWC”) testing of processes provided in the Process Documentation, and (f) remediating any and all gaps related to significant controls identified in PWC’s testing process. The Option will be subject to the terms, definitions and provisions of the Company’s 1999 Stock Option Plan (the “Option Plan”) and the stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference; provided, however, that, to the extent such option has vested as of the Termination Date, the Option shall remain exercisable for a period of twenty-four (24) months after the Termination Date.

5. Other Terminations of Employment. In the event Executive terminates his employment prior to the Termination Date voluntarily other than pursuant to a Constructive Termination, Executive’s employment is involuntarily terminated by the Company for Cause, or his employment terminates due to his death or Disability, then Executive shall not receive payments or benefits under Section 3(b) and Section 3(c) hereof.

6. Effect on Employment Agreement. Executive agrees that the provisions of Section 3 of this Agreement supersede and replace in their entirety the provisions of Section 7(a) of the Employment Agreement. Executive further agrees that his and the Company’s agreements hereunder and the Company’s reduction or restructuring of Executive’s authority and duties and/or removal of Executive’s Chief Financial Officer title during the Transition Period shall not constitute grounds for either a Constructive Termination or an involuntary termination other than for Cause under the Employment Agreement. Otherwise, the provisions of the Employment Agreement remain in full force and effect.

7. Non-Disparagement. Executive agrees to refrain from disparagement, criticism, defamation or slander of the Company or of the Company’s employees, officers, directors, agents, products or services to anyone, including, but not limited to, other employees and past, present or prospective customers and/or employees of the Company and to refrain from tortious interference with the contracts and relationships of the Company.

8. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

9. At-Will Employment. Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment. Subject to the Company’s obligation to provide severance benefits as specified herein, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.

10. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, as specified in the Arbitration Agreement between the Company and Executive which is incorporated by reference herein (the “Arbitration Agreement”).

11. No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

13. Entire Agreement. This Agreement, along with the Employment Agreement (as amended hereby), including the agreements set forth in Section 15 of the Employment Agreement, represent the entire agreement and understanding between the Company and Executive concerning Executive’s transition and termination arrangements with the Company.

14. No Oral Modification. This Agreement may only be amended in writing signed by Executive and the President and Chief Executive Officer of the Company.

15. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

16. Effective Date. This Agreement is effective immediately after it has been signed by both Parties.

17. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

18. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: September 14, 2004	/S/ DAVID W. HEARD
David W. Heard

Dated: September 14, 2004	/S/ C. STEPHEN CORDIAL
C. Stephen Cordial